Exhibit 99.1

NEWS	FOR FURTHER INFORMATION

FOREST OIL CORPORATION	CONTACT: PATRICK J. REDMOND
707 17th STREET, SUITE 3600	DIRECTOR - INVESTOR RELATIONS
DENVER, COLORADO 80202	303.812.1441

FOR IMMEDIATE RELEASE

FOREST OIL ANNOUNCES THE CLOSE OF THE HOUSTON EXPLORATION COMPANY ACQUISITION, $1 BILLION CREDIT FACILITY AMENDMENT, AND $750 MILLION OF 7.25% SENIOR NOTES DUE 2019

DENVER, COLORADO — June 6, 2007 - Forest Oil Corporation (NYSE:FST) (Forest) announced today that it completed its previously announced acquisition of The Houston Exploration Company (NYSE:THX) (Houston Exploration).   Houston Exploration’s on-shore North American asset base consists of assets in South and East Texas, the Arkoma Basin, Eastern Colorado Niobrara and the Uinta Basin and will add a significant inventory of low-risk repeatable play drilling opportunities to Forest’s portfolio.

Forest paid approximately $750 million in cash and issued approximately 24 million shares for the acquisition.  Forest funded the cash portion of the acquisition with the net proceeds from its private placement of $750 million of 7.25% Senior Notes due 2019 and borrowings under its amended and restated credit facilities.

Upon close of the pending sale of Forest’s Alaska Business Unit, Forest intends to issue updated guidance.

H. Craig Clark, President and CEO, stated, “The acquisition of Houston Exploration will add highly focused gas assets to the Forest portfolio to which we believe we can add significant value by reallocating capital, generating free cash flow, and increasing our presence in areas like East and South Texas. We are extremely pleased to welcome Houston Exploration’s employees, most of whom will be located in our new Houston office and will be focused on projects in the combined companies’ South Texas properties.  Our team has done a terrific job in acquiring these assets while working on other transactions like our pending disposition of Alaska and the recent debt offering.”

CREDIT FACILITIES

Forest also announced today that it has reached an agreement with its commercial banks to amend and restate its credit facilities in connection with the Houston Exploration transaction.

The Initial Borrowing Base under the credit facilities will be $1.4 billion, and the term of the facilities has been extended to June 6, 2012.   Commitments for the global facility will consist of a U.S. facility of up to $850 million and a Canadian facility of up to $150 million for a total of $1 billion.  As of April 30, 2007, Forest had $167 million drawn on its global credit facility.

7.25% SENIOR NOTES DUE 2019

Forest also announced today that it has closed its previously announced private placement of $750 million of 7.25% Senior Notes due 2019.  Forest plans to use the net proceeds from the offering to finance a portion of the cash consideration associated with the Houston Exploration acquisition.

The notes will not initially be registered under the Securities Act of 1933 or the securities laws of any state and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements under the Securities Act and applicable state securities laws.   The notes may be resold by the initial purchasers pursuant to Rule 144A and Regulation S under the Securities Act.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements, other than statements of historical facts, that address activities that Forest assumes, plans, expects, believes, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements provided in this press release are based on management’s current belief, based on currently available information, as to the outcome and timing of future events. Forest cautions that its future natural gas and liquids production, revenues and expenses and other forward-looking statements are subject to all of the risks and uncertainties normally incident to the exploration for and development and production and sale of oil and gas. These risks include, but are not limited to, price volatility, inflation or lack of availability of goods and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating future oil and gas production or reserves, and other risks as described in reports that Forest files with the Securities and Exchange Commission, including its 2006 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Also, the financial results of Forest’s foreign operations are subject to currency exchange rate risks. Any of these factors could cause Forest’s actual results and plans to differ materially from those in the forward-looking statements.

*****

Forest Oil Corporation is engaged in the acquisition, exploration, development, and production of natural gas and crude oil in North America and selected international locations.  Forest’s principal reserves and producing properties are located in the United States in Alaska, Arkansas, Colorado, Louisiana, New Mexico, Oklahoma, Texas, Utah,

and Wyoming, and in Canada.  Forest’s common stock trades on the New York Stock Exchange under the symbol FST.  For more information about Forest, please visit its website at www.forestoil.com.

June 6, 2007